Exhibit 3.1

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is South State Corporation.

2.	Date of Incorporation: February 22, 1985

3.	Agent’s Name and Address:

V. Nicole Comer

700 Gervais Street, Suite 400

Columbia, South Carolina 29201

4.	On January 24, 2020, the Board of Directors of South State Corporation adopted the following Amendment(s) of its Articles of Incorporation: (Type or attach the complete text of each Amendment)

The first sentence of Article V of the South State Articles of Incorporation shall be amended and restated in its entirety to state:

The aggregate number of shares which the corporation shall have the authority to issue is (i) One Hundred and Sixty Million (160,000,000) shares of one class of Common Stock, par value $2.50 per share, and (ii) Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (referred to herein as ‘‘preferred stock’’).

5.	The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

Not applicable.

6.	Complete either “a” or “b,” whichever is applicable.

a.	☒ Amendment(s) adopted by shareholder action. At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

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Voting Group	Number of Outstanding Shares(1)	Number of Votes Entitled to be Cast(1)	Number of Votes Represented at the Meeting	Total Number of Votes Cast FOR	Total Number of Votes Cast AGAINST
Common stock, par value $2.50 per share	33,464,420	33,464,420	26,383,056	26,057,306	243,774

*NOTE:	Pursuant to Section 33-10-106(6)(i) of the 1976 South Carolina Code of Laws, as amended, the corporation can alternatively state the total number of disputed shares cast for the amendment by each voting group together with a statement that the number of cast for the amendment by each voting group was sufficient for approval by that voting group.

(1) As of the close of business on April 14, 2020, the record date for the special meeting of South State Corporation’s shareholders.

b.	[ ] The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to Section 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of Laws, as amended, and shareholder action was not required.

7.	Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended).

These Articles of Amendment shall become effective at 11:59 p.m. Eastern Time on June 7, 2020.

Date: June 2, 2020

Name of the Surviving Corporation:	South State Corporation

Signature:	/s/ Robert R. Hill, Jr.

Print Name:	Robert R. Hill, Jr.

Office:	Chief Executive Officer

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